Exhibit 5.1

December 4, 2012

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, CA 94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-185067) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), registering the offer, issuance and sale of up to $50,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001, in an underwritten public offering, including shares of common stock by the Company that may be sold pursuant to the exercise of an over-allotment option.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Mark B. Weeks
Mark B. Weeks

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400 WWW.COOLEY.COM